As filed with the Securities and Exchange Commission on January 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________________________

BANK OF HAWAII CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

___________________________________

DELAWARE	99-0148992
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

130 Merchant Street

Honolulu, Hawaii 96813

(888) 643-3888

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

___________________________________

Patrick M. McGuirk, Esq.

Vice Chair, Chief Administrative Officer, Chief General Counsel, and Corporate Secretary

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

(808) 694-7124

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________

With a copy to:

Russell Lum, Esq.

Senior Vice President, Director, Legal, & Corporate Governance

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

(808) 694-8879

___________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS

Bank of Hawai'i Corporation

Common Stock

Par Value $.01 per Share

Dividend Reinvestment and Stock Purchase Plan

This prospectus sets forth the terms and conditions of Bank of Hawai'i Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides holders of shares of Bank of Hawai'i Corporation common stock with a simple, cost effective and convenient method of investing in our common stock.

The Plan allows you to:

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Reinvest all or part of your common stock cash dividends in additional shares of our common stock; and
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Purchase additional shares of our common stock by making optional cash payments.

You will not have to pay any commissions for reinvesting dividends or purchasing additional shares of common stock through optional cash purchases under the Plan because you will purchase your common stock directly from BOHC. There are, however, commissions and service charges for using other Plan services, including if you sell shares from the Plan.

If you currently participate in the Plan, you will remain enrolled in the Plan and you do not have to do anything unless you want to end your participation, change your elections, or change your direct debit amounts for optional payments. If you are not a participant in the Plan but are eligible to join, you may become one by completing an authorization form and returning it to Computershare Trust Company, N.A., which administers the Plan. You may request those forms by calling 1-888-660-5443. Shareholders who do not wish to participate in the Plan and reinvest dividends will continue to receive cash dividends, as declared, in the usual manner.

This prospectus covers 500,000 shares of our common stock that are registered for sale under the Plan. You should keep this prospectus for future reference.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “BOH”. On January 3, 2024, the closing price per share of our common stock on the NYSE was $69.82.

See “Risk Factors” for matters to consider before participating in the Dividend Reinvestment and Stock Purchase Plan or before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or country where the offer or sale is not permitted.

These securities will be our equity securities and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is January 5, 2024.

Where You May Find More Information	17
Incorporation of Certain Information by Reference.	17
Fee Schedule	18

About This Prospectus

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, commonly known as the SEC, relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. You may read the registration statement at the SEC web site or at the SEC offices mentioned under the heading “Where You May Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “BOHC,” “we,” “us,” “our,” "Bank of Hawai'i Corporation", or similar references mean Bank of Hawaii Corporation and its subsidiaries.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include statements concerning, among other things, the anticipated economic and business environment in our service area and elsewhere, credit quality and other financial and business matters in future periods, our future results of operations and financial position, our business strategy and plans and our objectives and future operations. We also may make forward-looking statements in our other documents filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”). In addition, our senior management may provide forward-looking statements orally to analysts, investors, representatives of the media and others. Our forward-looking statements are based on numerous assumptions, any of which could prove to be inaccurate, and actual results may differ materially from those projected because of a variety of risks and uncertainties, including, but not limited to: (1) general economic conditions either nationally, internationally, or locally may be different than expected, and particularly, any event that negatively impacts the tourism industry in Hawai'i; (2) the compounding effects of the COVID-19 pandemic, including reduced tourism in Hawai'i, the duration and scope of government mandates or other limitations of or restrictions on travel, volatility in the international and national economy and credit markets, inflation, worker absenteeism, quarantines or other travel or health-related restrictions, the length and severity of the COVID-19 pandemic, the pace of recovery following the COVID-19 pandemic, and the effect of government, business and individual actions intended to mitigate the effects of the COVID-19 pandemic; (3) changes in market interest rates that may affect credit markets and our ability to maintain our net interest margin; (4) changes in our credit quality or risk profile that may increase or decrease the required level of our reserve for credit losses; (5) the impact of legislative and regulatory initiatives, particularly the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018; (6) changes to the amount and timing of proposed common stock repurchases; (7) unanticipated changes in the securities markets, public debt markets, and other capital markets in the U.S. and internationally, including, without limitation, the anticipated elimination of the London Interbank Offered Rate (“LIBOR”) as a benchmark interest rate; (8) changes in fiscal and monetary policies of the markets in which we operate; (9) the increased cost of maintaining or the Company’s ability to maintain adequate liquidity and capital, based on the requirements adopted by the Basel Committee on Banking Supervision and U.S. regulators; (10) changes in accounting standards; (11) changes in tax laws or regulations, including Public Law 115-97, commonly known as the Tax Cuts and Jobs Act, or the interpretation of such laws and regulations; (12) any failure in or breach of our operational systems, information systems or infrastructure, or those of our merchants, third party vendors and other service providers; (13) any interruption or breach of security of our information systems resulting in failures or disruptions in customer account management, general ledger processing, and loan or deposit systems; (14) natural disasters, public unrest or adverse weather, public health, disease outbreaks, and other conditions impacting us and our customers’ operations or negatively impacting the tourism industry in Hawai'i; (15) competitive pressures in the markets for financial services and products; (16) actual or alleged conduct which could harm our reputation; and (17) the impact of litigation and regulatory investigations of the Company, including costs, expenses, settlements, and judgments. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Given these risks and uncertainties, you should not place undue reliance on any forward-looking statement as a prediction of our actual results. The risks and uncertainties that could cause actual results to differ materially from our historical experience and our expectations and projections include but are not limited to those described in Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in our most recent Annual Report on Form 10-K and in subsequent SEC filings. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

Bank of Hawai'i Corporation

BOHC is a Delaware corporation and a bank holding company headquartered in Honolulu, Hawai'i. We were incorporated in Hawai'i in 1971. We changed our state of incorporation to Delaware in 1998.

BOHC’s principal subsidiary, Bank of Hawai'i (the “Bank”), was organized under the laws of Hawai'i on December 17, 1897, and is chartered by the State of Hawai'i. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation and the Bank is a member of the Federal Reserve System.

The Bank, directly and through its subsidiaries, provides a broad range of financial services and products primarily to customers in Hawai'i, Guam and other Pacific Islands.

The Bank’s subsidiaries include, among others, Bankoh Investment Services, Inc. and Pacific Century Life Insurance Corporation. The Bank’s subsidiaries are engaged in securities brokerage, investment advisory services, and providing credit insurance.

BOHC is a separate and distinct legal entity from our subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common stock and debt service on our debt. Various Federal and state statutes and regulations limit the amount that our banking and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at 130 Merchant Street, Honolulu, Hawai'i 96813, telephone (808) 694-8058.

Risk Factors

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference into this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be impaired in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Relating to Participation in the Plan

You will not know the price of the shares of common stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of shares of our common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization. You may purchase shares at a purchase price that is more or less than the price you would pay if you acquired shares on the open market on the related dividend payment date or the date or dates on which the Plan administrator purchases shares of our common stock for the Plan. In addition, you may not know the actual number of shares of common stock that you have purchased until after the applicable purchase date.

You may not be able to direct the specific time or price at which your shares are sold under the Plan.

If you instruct the Plan administrator to sell shares of common stock under the Plan, you will not be able to direct the time and price at which such shares are sold. The price of our common stock may decline between the time you decide to sell your shares and the time of actual sale. You may sell shares of our common stock under the Plan at a sales price that is more or less than the price you would receive if you sold the shares on the open market on the date or dates on which the Plan administrator sells shares under the Plan. In addition, you cannot pledge shares of common stock deposited in your Plan account until the shares are withdrawn from the Plan.

There is no price protection for your shares in the Plan and your shares in the Plan will be exposed to changes in market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency. Your investment in shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions. You should recognize that we cannot assure a profit or protect against a loss on shares you may purchase under the Plan.

Description of the Plan

The following is a question-and-answer explanation of the provisions of the Plan, as in effect on the date of this prospectus. If you do not participate in the Plan, you will continue to receive cash dividends, as declared, by check or direct deposit.

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide existing shareholders with a simple and convenient method of investing cash dividends and making optional payments to purchase additional shares of our common stock without paying any brokerage commissions or service charges.

The shares that you acquire under the Plan will be purchased directly from us and, we will use the proceeds for general corporate purposes.

2. What are the advantages of the Plan?

If you participate in the Plan, you may:

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Automatically reinvest cash dividends on all or part of your shares of common stock in additional shares of common stock.
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Invest additional cash, ranging from a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter, in additional shares of common stock.
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Avoid certain fees in connection with purchases under the Plan.
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Reinvest the full amount of all dividends and any optional payments, since you may hold fractional share interests under the Plan.
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Avoid certain safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions of the Plan.

3. What are some possible disadvantages of the Plan?

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Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.
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Although we describe generally in this prospectus how the price of any common stock you purchase will be determined, you will not know the price of common stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.
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The price of our common stock may fluctuate between the time you decide to make an optional payment to purchase common stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan administrator to sell shares of common stock under the Plan, you will not be able to direct the time or price at which your shares of common stock are sold. The price of our common stock may decline between the time you decide to sell shares of common stock and the time of actual sale.
•
You will have no control over the price at which shares are purchased or sold (except for prices specified for day limit orders or Good-Til-Cancelled limit orders) for your Plan account. The price of our common stock may rise or fall during the period between making an optional payment or requesting a sale and the actual purchase or sale. You will bear the market risk associated with fluctuations in our common stock between the time you authorize a transaction until the completion of the purchase or sale of shares of our common stock for your Plan account.
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If you decide to withdraw from the Plan and request a certificate for whole shares credited to you under the Plan, the price of our common stock may decline between the time you decide to withdraw and the time you receive the certificate.
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The Plan will not pay you interest on funds held pending investment. There are limited investment dates under the Plan. Monies received after the cutoff for an investment date will be held until the next investment date.
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If you make an optional payment but later change your mind and want it returned to you, we will do so only if we receive your request by the business day before the applicable investment date.
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Distributions on shares of our common stock held in your Plan account that are reinvested in additional shares will be treated for U.S. federal income tax purposes as taxable distributions to you. These distributions may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.
•
You cannot pledge shares deposited in your Plan account until the shares have been withdrawn from the Plan.

4. What are some important dates to remember about the Plan?

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In order for a particular dividend to be reinvested under the Plan, the administrator must receive your enrollment form before the record date for that dividend.
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If you want to make an optional payment under the Plan, we must receive your payment at least three (3) business days before the investment date.
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The price for shares of common stock that you purchase under the Plan will be determined based on the average closing price of our common stock on the NYSE for the five (5) trading days ending on the applicable investment date.
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In months in which a dividend is paid, the investment date will be the dividend payment date. In months in which a dividend is not paid, the investment date will be the tenth (10th) day of the month.

5. Who administers the Plan?

The Plan administrator, transfer agent and dividend disbursement agent is Computershare Trust Company, N.A. (“Computershare or the administrator”). The contact information for Computershare is as follows:

First Class, Registered & Certified Mail Computershare P.O. Box 43006 Providence, RI 02940-3006	Overnight Courier Computershare 150 Royall Street Suite 101 Canton, MA 02021

Toll-free number 1-888-660-5443,

Outside U.S. (312) 360-5184

Customer service representatives are available from 8:30 a.m. to 6:00 p.m. Eastern time each business day.

Website: www.computershare.com/investor, access Investor Center.

Any optional cash payment should be made payable to “Computershare.” For additional information about optional cash payments, see Questions 15-17.

6. Who is eligible to participate in the Plan?

All record holders of our common stock are eligible to participate in the Plan. To facilitate participation in the Plan by beneficial owners of BOHC common stock whose shares are held in the name of a nominee, the Plan administrator may accept dividend reinvestment instructions from such nominees within a reasonable period after the record date established for payment of a particular dividend, generally not to exceed five (5) business days.

All of the other provisions of the Plan apply to nominees. Optional cash payments with respect to all shares of any record owner may not exceed $5,000 per quarter. To avoid such limitation with respect to a nominee, beneficial owners may elect to have their shares transferred into their own name(s). In addition, optional cash payments made by a nominee must be received by the Plan administrator within the period described in Question 15.

7. How do I join the Plan?

If you already are the record owner of shares of our common stock, you may join the Plan by obtaining, completing and signing an enrollment form and returning it to the administrator. You also may enroll by logging on to Computershare's Investor Center at www.computershare.com/investor.

If you already own shares of common stock, and your shares are held in a name other than yours (for example, in “street” name, or the name of a bank, custodian or other nominee), you must either first transfer record ownership of your shares into your own name, or your nominee must elect to participate on your behalf.

You may obtain blank enrollment forms from, and send completed forms to, Computershare as detailed in Question 5. You also may obtain enrollment forms by calling Computershare’s toll-free number at 1-888-660-5443 or logging on to Computershare’s Investor Center at www.computershare.com/investor.

8. When may I join the Plan?

If you already are the record owner of shares of our common stock, you may join the Plan at any time. If we receive your authorization form before the record date for a particular dividend, we will begin reinvesting your dividends with that dividend. In the past, quarterly dividend record dates usually have occurred during the last week of February, May, August and November, and the corresponding dividend payment dates usually have occurred on the tenth (10th) business day of March, June, September, and December.

9. What options are available to me when I join the Plan?

You may elect the following investment options when you join the Plan:

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Full Dividend Reinvestment: This option allows you to reinvest dividends on all shares of common stock you own. You may also make optional payments.
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Partial Dividend Reinvestment by Shares: This option allows you to reinvest dividends on only some of the shares of common stock you own, while continuing to receive cash dividends on the rest of your shares. You may also make optional payments.
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All Dividends Paid in Cash (No Dividend Reinvestment: Under this option, you may make optional payments only. You will continue to receive cash dividends on your shares of common stock that are not enrolled in the Plan.

If your enrollment form does not specify an investment option, we will select full dividend reinvestment as your investment option.

If you do not elect full dividend reinvestment, you may have us directly deposit your cash dividends into your checking or savings account by completing and returning an Authorization for Electronic Funds Transfer Form to the administrator.

You may change your investment option at any time by signing a new enrollment form and returning it to the administrator. However, if you change your option with respect to reinvestment of dividends, your new election will be effective for a particular dividend only if the administrator receives it before the record date for that dividend.

10. What fees will I incur in connection with the Plan?

For purchases, you will not have to pay per share fees because you will purchase your common stock directly from BOHC. We will pay all fees and costs of administering the Plan. You will pay (i) per share fees and certain fees if you elect to have the administrator sell shares on your behalf, and (ii) certain service charges associated with other Plan services. A summary of these charges is set forth in the attached Fee Schedule.

11. Where do you get the common stock that participants purchase under the Plan?

BOHC common stock is purchased directly from BOHC out of authorized but unissued or treasury shares.

12. When will shares of common stock be purchased?

All purchases of common stock under the Plan, whether through dividend reinvestment or optional payment, will be made once a month on the investment date. In months in which we pay a cash dividend, the investment date will be the same as the dividend payment date. In other months, the investment date will be the tenth (10th) day of the month.

13. At what price will shares of common stock be purchased?

The purchase price per share of common stock will be the market price, which for Plan purposes we will determine by averaging the closing price of our common stock on the NYSE for the five (5) trading days ending on the investment date. However, if for any reason there is no trading in common stock during any of those days, we will determine the market price based on whatever market quotations we deem appropriate. We will never sell you shares at less than their par value, which is $.01 per share.

14. How many shares of common stock will be purchased for me?

This depends on the amount of your reinvested dividend or optional payment, and the market price of our common stock. Your account will be credited with the number of shares, including fractional share interests computed to six decimal places, equal to the total amount to be invested, divided by the applicable purchase price per share. (See answer to Question 13 above.)

15. When may I make an optional payment?

Once you have joined the Plan, you may make optional payments in any month. The administrator must receive your payment at least three (3) business days before the investment date. Interest is not paid on funds received from you prior to investment.

16. How do I make an optional payment?

Your optional payments in any calendar quarter may not exceed $5,000. For this purpose, we deem the payment to have been made on the date it was invested. You may vary the amount of each optional payment within these limits. You are not obligated to make any optional payments. We reserve the right in our sole discretion to determine whether optional payments are made on your behalf.

You may purchase additional stock for your account in three ways: by regular monthly electronic deductions, by one-time online bank debit and by check as follows:

•
You may authorize automatic monthly deductions from your bank account by completing and returning an authorization form or you may submit a request online at www.computershare.com/investor. Once automatic deductions are initiated, funds will be drawn from your account on the fifth (5th) day of each month or the next business day if the fifth (5th) day is not a business day. Automatic deductions will continue at the level you set until you change your instructions by notifying the administrator.
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You may authorize a one-time online bank debit from your U.S. bank account by going to www.computershare.com/investor. One-time online bank debit funds will be held by the administrator for three (3) business days before they are invested. You should refer to the online confirmation.
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You may make optional cash investments by sending a check (in U.S. dollars drawn on a U.S. bank) payable to “Computershare” along with a completed contribution form, which can be found attached to your Plan statement. The administrator will not accept cash, traveler's checks, money orders or third-party checks.

The administrator will wait up to three (3) business days after receipt of a check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares for optional payments on the investment date.

In the event that any participant’s check for a cash contribution is returned unpaid for any reason, or an authorized electronic funds transfer cannot be effected, the administrator will consider the request for investment of such funds null and void. The administrator will immediately remove from the participant’s account those shares, if any, purchased upon the prior credit of such funds. The administrator will then be entitled to sell shares to satisfy any uncollected amounts, plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the administrator will be entitled to sell such additional shares from the participant’s account as may be necessary to satisfy the uncollected balance.

17. What other rules apply to optional payments?

If you make an optional payment and later want it returned to you, the administrator must receive your request by two (2) business days before the applicable investment date.

We will not pay interest on your optional payments while we hold them pending investment in common stock.

18. What reports will you send to me?

We will send you a statement of account at least once each quarter showing amounts invested, purchase prices, shares purchased, and other information for the year to date. Each year, the fourth quarter statement with summary will reflect year-to-date information, which you should retain for your records. We also will send you a Form 1099 for income tax purposes.

We will send you copies of the same communications sent to all shareholders, including our Form 10-K and the Notice of Annual Meeting and Proxy Statement.

We will send you all notices and reports to your last address of record with the administrator. Therefore, in the event of a change of address, you should promptly notify the administrator by writing to Computershare, as detailed in Question 5.

19. Will I receive dividends on shares held in my account?

Yes. We will pay cash dividends on all shares of common stock held in your account on the basis of the number of full shares and fractional share interests you hold on the relevant record date. Your dividends will be automatically reinvested to purchase additional shares of common stock in accordance with your reinvestment election. The additional shares purchased will be credited to your account.

20. Will I receive a certificate for shares held in my account?

The shares you hold in your account will be registered in the name of the administrator or its nominee, and the number of shares credited to your account under the Plan will be shown on your quarterly statement. This protects against loss, theft, or destruction of stock certificates. Therefore, we will not issue you certificates for the shares held in your account unless you terminate your participation in the Plan or withdraw all or some of the shares from your account.

21. How may I withdraw shares from my account?

You may withdraw some or all of the shares from your account by completing the withdrawal form attached to your dividend reinvestment statement or requesting the administrator to do so, in writing, online through Investor Center at www.computershare.com, or by calling the administrator. You should send those forms and requests to: Computershare, as detailed in question 5. If a certificate is requested, you will receive certificates for whole shares withdrawn, unless you request cash instead of share certificates. For further information on requesting cash instead of share certificates, see Question 23, “Can I receive cash instead of share certificates when I withdraw shares or terminate my participation?” We will not issue a certificate for any fraction of a share; instead, we will pay you cash for any fraction of a share, based on the then-current market price When you withdraw shares from your account and we issue you a certificate, those shares will continue to participate in the Plan in accordance with your elections unless you direct otherwise. In no case will a certificate representing a fractional share interest be issued.

22. How may I terminate my participation in the Plan?

To terminate your account, you can access your account online at www.computershare.com/investor. Termination requests can also be submitted via telephone or mailed to the administrator together with the transaction form included with your statement.

In the event your notice of termination is received near a record date for an account whose dividends are to be reinvested, the administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the administrator will process the termination as soon as practicable, but in no event later than five (5) business days after the investment is completed. If, after the termination of your participation, less than one share remains in your account, we have the right, but not the obligation, to liquidate any fractional share interest.

23. Can I receive cash instead of share certificates when I withdraw shares or terminate my participation?

You have four (4) choices when making a sale, depending on how you submit your sale request, as follows:

•
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Center or by calling the administrator directly at 1-888-660-5443. Market order sale requests received at www.computershare.com/investor through Investor Center or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the administrator directly at 1-888-660-5443. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the administrator’s broker, less a service fee of $25.00 per sale and a per share fee of $0.12 for each share sold.

•
Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales the administrator will seek to sell shares in round lot (100 shares) transactions. For this purpose the administrator may combine each selling program participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the administrator’s broker for each aggregate order placed by the administrator and executed by the broker, less a service fee of $25.00 per sale and a per share fee of $0.12 for each share sold.

•
Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the administrator at its sole discretion or, if the administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-888-660-5443. Each day limit order sale will incur a service fee of $25.00 per sale and a per share fee of $0.12 for each share sold.

•
Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to thirty (30) days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the administrator at its sole discretion or, if the administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the administrator directly at 1-888-660-5443. Each GTC limit order sale will incur a service fee of $25.00 per sale and a fee of $0.12 for each share sold.

Per share fees include any applicable brokerage commissions the administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee. The administrator may, for various reasons, require a sales request to be submitted in writing. Please contact the administrator to determine if there are any limitations applicable to your particular sale request. An additional fee of $15.00 will be charged if the assistance of a Customer Service Representative is required when selling shares.

You should be aware that the price of common stock may rise or fall during the period between a request for sale, its receipt by the administrator, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

The administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than the administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Alternatively, you may choose to sell common shares in your account through a stockbroker of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account. You may be charged a fee by your broker.

Sales processed on accounts lacking a valid Form W-9 certifying the accuracy of your taxpayer identification number for U.S. holders, or a Form W-8 BEN for non-U.S. beneficial owners, will be subject to backup withholding tax at the then effective rate. By furnishing the appropriate form to the administrator before the sale takes place, you will avoid subjecting your sales proceeds to backup withholding tax. If you prefer to sell your shares through a broker, you may request a certificate to provide to your broker.

24. How will the shares in my Plan account be held?

The shares of common stock that you purchase under the Plan will be registered in the name of the administrator or its nominee, and the administrator will keep an individual account for you to record your interest in these shares.

25. Does the Plan provide for safekeeping of shares?

Yes. The Plan automatically provides for safekeeping of shares purchased through the Plan, whether by dividend reinvestment or optional payment, unless and until you withdraw those shares from your account. There is no charge for this service.

You also may at any time deposit with the administrator for safekeeping certificates for other shares of common stock that you hold of record and that participate in the Plan, including shares that you acquired other than through the Plan and shares that you previously withdrew from your Plan account. If you want to use this safekeeping feature, you should send the certificates to the administrator, together with a written request that the shares be held in safekeeping. For better security, we suggest that you send these certificates by registered mail, return receipt requested, and insure them in an amount sufficient to cover the bond premium that would be charged to replace the certificates if they are lost or destroyed.

The administrator will register those shares in its or its nominee’s name and show those shares separately in your Plan account, but, as with other shares in your Plan account, you will remain the beneficial owner of those shares. The administrator currently does not charge any fees in connection with such an account, but may impose a fee (or increase its fee) for this service at any time.

26. May I transfer shares between Plan accounts, or from my Plan account to someone else?

Yes, you may transfer shares from one account in the Plan to another account in the Plan or may direct that shares be issued from your account to another person. You must complete and provide to the administrator any forms that it requires for such a transfer or issuance.

27. What happens if I transfer or sell all of the shares registered in my name?

If you dispose of all shares of common stock registered in your name without terminating your participation in the Plan, we will continue to reinvest dividends on the shares in your Plan account.

28. What happens if BOHC has a rights offering, stock dividend or stock split?

Any common stock dividend or stock split on our common stock held in your Plan account will be credited to your Plan account. If you have common stock that is not held in your Plan account, we will mail all stock distributable to you as a result of the stock dividend or stock split.

If we make available to shareholders rights or warrants to purchase additional shares of common stock or other securities, we will make them available to you based on the number of shares you own of record, as well as the number of shares you hold in your Plan account (including fractional share interests to the extent practicable) on the relevant record date.

If we have a stock split, stock dividend or other similar transaction, the number of shares of common stock covered by this prospectus will also be increased accordingly.

29. How will my shares be voted at a shareholders’ meeting?

Our proxy agent will forward all proxy materials to you by electronic means or by mail, including a form of proxy covering all shares you own of record and all shares held in your Plan account. You may vote those shares by proxy, or you may vote them in person at the meeting. If you send in a completed, signed proxy card, but do not give us instructions as to how to vote for a particular matter, all shares in your Plan account will be voted in accordance with the recommendations of BOHC’s management. If you do not return a proxy card or it is not signed, none of your shares will be voted unless you vote in person at the meeting.

30. May I pledge or encumber the shares in my Plan account?

You may not pledge or encumber the shares in your Plan account while they are in that account. If you want to pledge or encumber those shares, you must request that they be withdrawn from your account and obtain a share certificate in your own name.

31. What are the material U.S. federal income tax consequences of participation in the Plan?

In general, you will recognize dividend income on any dividends payable on shares of common stock that you own, whether or not you elect to reinvest the dividends in shares of common stock. If you elect to reinvest the cash dividends on all or part of your shares of common stock in additional shares of common stock, you will be treated for U.S. federal income tax purposes as having received dividend income equal to the fair market value (based on the market price) of the shares of common stock purchased with the reinvested dividends on the dividend payment date (refer to Question 13 of this prospectus for information regarding how the market price of the shares purchasable under the Plan is determined). Your tax basis in the shares of common stock purchased with the reinvested dividends will be equal to the fair market value (based on the market price) of the shares as of the dividend payment date, and your holding period for those shares will begin on the day after the dividend payment date. To the extent that you elect not to have dividends reinvested in shares of common stock, you will recognize dividend income equal to the amount of cash received on the dividend payment date.

Under the Plan, you will not realize any taxable income when you purchase shares of common stock at fair market value (based on the market price) with optional cash payments. Your tax basis in the shares purchased will be equal to the amount you paid for the stock, and your holding period for those shares will begin on the day after the investment date.

You will not realize any taxable income when you receive certificates for whole common shares that you withdraw from your Plan account or any safekeeping account, whether you request those certificates or receive them upon termination of your participation in the Plan or termination of the Plan. However, when you receive a cash payment instead of shares or for a fraction of a share, you will recognize a gain or loss equal to the difference between the amount you receive for the share or fraction of a share, and your tax basis in that share or fraction of a share. You may also recognize gain or loss when your common stock is sold or exchanged (whether by you after your receipt of the share certificates or pursuant to your request upon termination of your participation in the Plan).

If your dividends are subject to United States income tax withholding (including if you are a foreign stockholder), we will deduct the amount of the tax that is subject to withholding from your dividends before reinvestment in additional shares for your Plan account. Plan statements will confirm purchases made and indicate that tax has been withheld. Pursuant to Internal Revenue Service regulations, the amount of tax to be withheld will be determined by applying the applicable withholding rate to an amount equal to the amount of cash dividends that the participant would have received had the dividends been paid to the participant in cash.

This discussion is intended only as a general discussion of the current U.S. federal income tax consequences of participation in the Plan. We advise you to consult with your own tax advisor as to the U.S. federal, state, local and foreign tax implications of your participation in the Plan, including the effect of any changes in law or regulation after the date of this prospectus.

32. What is the responsibility of BOHC and the administrator?

As part of its responsibilities, the administrator will maintain Plan accounts, enroll new participants, and process shareholder requests via the internet, telephone, or received by mail. The administrator will reinvest dividends, send detailed plan statements to participants after each transaction, provide summary reports for each investment and send Forms 1099 to Plan participants.

Neither BOHC, the administrator, nor any of their representatives, employees, or agents will be liable for acts or omissions undertaken in good faith, including acts occurring before you terminate your participation in the Plan, the prices at which shares are purchased or sold for your account, and when those purchases and sales are made. These provisions do not preclude your exercise of any rights under Federal or state securities laws. All transactions in connection with the Plan shall be governed by the laws of the State of Delaware.

33. May the Plan be changed or terminated?

We reserve the right to suspend, modify, or terminate the Plan at any time. In addition, we may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating to the Plan. Any such rules, procedures, interpretations, and determinations shall be final and binding. We will notify you of any suspension, termination, or material modification of the Plan. If we terminate the Plan, we will issue you certificates for whole shares credited to your Plan account and any safekeeping account, and pay you in cash for any fraction of a share interest in your Plan account, less any applicable fees.

34. Are there any special restrictions on the sale or transfer of shares of common stock purchased under the Plan?

Participants who are considered “affiliates” of BOHC, which include BOHC directors and certain senior executive officers, may only sell their shares of common stock acquired under the Plan in compliance with the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Furthermore, Participants may not sell shares of common stock if they are aware of material nonpublic information concerning BOHC or its securities.

In addition, if you are a director, officer of employee of BOHC or one of its subsidiaries, you are bound to and urged to review the BOHC Code of Business Conduct and Ethics and the BOHC Securities Trading Policy, which stipulate certain restrictions on your ability to make, and the timing of, your sales of BOHC common stock.

35. Does participation in the Plan entail any risks?

Yes. There are risks and uncertainties involved with an investment in shares of our common stock. Participation in the Plan involves the purchase of shares of BOHC common stock. In purchasing stock, you take a certain risk with your money. Stock prices may fall or rise depending on financial and other developments at BOHC, as well as circumstances in the broad stock market. General economic conditions and political events can also influence stock prices. BOHC cannot provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much as or more than their purchase price. In other words, there is a risk that if you sell the shares of common stock, you will receive less than what was paid for the shares. Please refer to the section entitled “Risk Factors” in Part I of our most recent Annual Report on Form 10-K and subsequent periodic and current reports, filed with the SEC and incorporated by reference into this prospectus for a discussion of the factors that you should consider in connection with an investment in shares of our common stock.

Use of Proceeds

The net proceeds from the sale of the shares of common stock offered under the Plan will be used for general corporate purposes of BOHC, which may include the reduction of indebtedness, investments at the holding company level, investments in, or extensions of credit to, our banking and nonbanking subsidiaries and other banks and companies engaged in other financial service activities, the purchase of our outstanding equity securities, and possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds. Based upon our past and anticipated growth, we may engage in additional financings of a character and amount to be determined as the need arises.

Plan of Distribution

The shares of our common stock acquired under the Plan will be sold directly by us as treasury shares. Some costs of administering the plan and any brokerage fees, or other service charges, if any, will be paid by us; however, participants will be required to pay fees for sales of shares by the Plan administrator under the Plan pursuant to a participant’s instructions.

If you acquire shares of our common stock through the Plan and resell them shortly before or after acquiring them, under certain circumstances, you may be participating in a distribution of securities that would require your compliance with Regulation M under the Exchange Act, and you may be considered to be an underwriter within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

Legal Matters

Lane Powell PC has passed on the validity of the common stock to be offered hereunder.

Experts

The consolidated financial statements of Bank of Hawai'i Corporation appearing in Bank of Hawai'i Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Bank of Hawai'i Corporation’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You May Find More Information

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and on the investor relations page of our website at http://ir.boh.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus supplement.

This prospectus constitutes part of a registration statement on Form S-3 filed by BOHC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information regarding BOHC, investors should refer to the registration statement and its exhibits. The full registration statement can be obtained from the SEC as indicated above.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference into this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede, or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules) after the initial filing of the registration statement related to this prospectus until the termination of the offering of the securities covered by the applicable prospectus supplement:

•
Our Annual Report on Form 10-K for the year ended December 31, 2022;
•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023;
•
Our Definitive Proxy Statement on Schedule 14A filed March 17, 2023;
•
Our Current Reports on Form 8-K filed March 1, 2023, May 2, 2023, and June 2, 2023; and
•
The description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023, including any amendment or any report or other filing with the SEC filed subsequent thereto and updating that description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make a request by writing to the following address or calling the following telephone number:

Chang Park

Manager of Investor Relations

Bank of Hawai'i Corporation

130 Merchant Street

Honolulu, Hawai'i 96813

Phone: (808) 694-8238

Fee Schedule

This Fee Schedule sets forth the current maximum rates of the fees and charges that will be incurred by you if you are provided the services under the Plan specified in this Fee Schedule. These maximum rates are subject to change by BOHC and the administrator.

Dividend Reinvestment and Stock Purchase Plan Sales:	$25.00 each sale plus $0.12 per share* sold;
Termination of account:	$25.00 plus $0.12 per share* sold.
Copies of Account Statements or 1099s for prior years:	$10.00 for each year requested (no charge for current tax year requests).
Return Check Fee:	$35.00 each occurrence.
ACH Reject Fee:	$35.00 each occurrence.

An additional fee of $15.00 will be charged if the assistance of a Customer Service Representative is required when selling shares.

* All per share fees include any brokerage commissions the administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. See also www.computershare.com/investor under Investor Center for the current prevailing fees, including fees that may apply to other shareholder services.

003SSN1542

Bank of Hawai'i Corporation

PART II

Information Not Required in This Prospectus

ITEM 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses in connection with the issuance and distribution of the common stock being registered. All amounts are estimated except the SEC registration fee.

SEC Registration Fee	$ 5,169.69
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	20,000.00
Printing costs for Registration Statement, prospectus, and related documents	5,000.00
Miscellaneous	5,000.00
TOTAL	$ 55,169.69

ITEM 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Article VI of the registrant’s bylaws require that the registrant indemnify and hold harmless, to the fullest extent permitted by applicable law (including circumstances in which indemnification is otherwise discretionary), any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. In addition, the registrant maintains insurance under which its directors, officers and employees and agents are insured against certain liabilities.

Also, the registrant’s Certificate of Incorporation includes provisions which eliminate the personal liability of registrant’s directors for monetary damages resulting from breaches of their fiduciary duty of care, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Sections 174 of the DGCL (concerning the willful or negligent violation of statutory provisions precluding payment of certain dividends and certain stock purchases or redemptions) or for any other transactions from which the director derived an improper personal benefit.

The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

ITEM 16. Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3. Exhibits marked with an asterisk (*) are incorporated by reference to exhibits previously filed with the SEC, as indicated by the references in brackets. All other exhibits are filed herewith.

Exhibit	Description

4.1*

Certificate of Incorporation of Bank of Hawaii Corporation (f/k/a Pacific Century Financial Corporation and Bancorp Hawaii, Inc.), as amended (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 filed on February 28, 2006).

4.2*

Certificate of Amendment of Certificate of Incorporation of Bank of Hawaii Corporation (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on April 30, 2008 (the “April 30, 2008 8-K”)).

4.3*

Certificate of Designations of 4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on June 15, 2021).

4.4*

Amended and Restated By-laws of Bank of Hawaii Corporation (as amended November 20, 2020) (incorporated by reference to Exhibit 3.2 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on November 23, 2020).

5.1	Opinion of Lane Powell PC (including the consent of such counsel).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Lane Powell PC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto)

107	Filing Fee Table

ITEM 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawai'i, on January 5, 2024.

BANK OF HAWAII CORPORATION
Date: January 5, 2024	/s/ Peter S. Ho
Peter S. Ho Chairman of the Board, Chief Executive Officer, and President (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Bank of Hawai'i Corporation, hereby severally and individually constitute and appoint Patrick M. McGuirk and Russell Lum, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have full power and authority, with or without the other, to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by said attorneys and agents and each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 5, 2024.

/s/ Peter S. Ho	/s/ S. Haunani Apoliona
Peter S. Ho Chairman of the Board Chief Executive Officer, and President (Principal Executive Officer)	S. Haunani Apoliona, Director

/s/ Mark A. Burak	/s/ John C. Erickson
Mark A. Burak, Director	John C. Erickson, Director

/s/ Joshua D. Feldman	/s/ Michelle E. Hulst
Joshua D. Feldman, Director	Michelle E. Hulst, Director

/s/ Kent T. Lucien	/s/ Elliot K. Mills
Kent T. Lucien, Director	Elliot K. Mills, Director

/s/ Alicia E. Moy	/s/ Victor K. Nichols
Alicia E. Moy, Director	Victor K. Nichols, Director

/s/ Barbara J. Tanabe	/s/ Dana M. Tokioka
Barbara J. Tanabe, Director	Dana M. Tokioka, Director

/s/ Raymond P. Vara, Jr.	/s/ Suzanne P. Vares-Lum
Raymond P. Vara, Jr., Director	Suzanne P. Vares-Lum, Director

/s/ Robert W. Wo
Robert W. Wo, Director

/s/ Dean Y. Shigemura	/s/ Jeanne M. Dressel
Dean Y. Shigemura, Vice Chair and Chief Financial Officer (Principal Financial Officer)	Jeanne M. Dressel, Senior Vice President, Controller and Principal Accounting Officer